NAME OF REGISTRANT

Franklin Templeton Fund Allocator Series
File No. 811-07851

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

The following series of the Registrant began offering new Class R6 shares on May 1 2013;


-	Franklin Templeton Conservative Allocation Fund
-	Franklin Templeton Growth Allocation Fund
-	Franklin Templeton Moderate Allocation Fund
-	Franklin LifeSmart 2015 Retirement Target Fund
-	Franklin LifeSmart 2035 Retirement Target Fund
-	Franklin LifeSmart 2045 Retirement Target Fund